EXHIBIT 21.1
SUBSIDIARIES OF PYRAMID BREWERIES INC.
PBC Acquisition, LLC, a Delaware limited liability company(1)
Pyramid Gilman Street Property, LLC, a Delaware limited liability company
Thomas Kemper Soda Company, Inc., a Washington corporation (1)

(1)	Merged into Pyramid Breweries Inc. effective January 23, 2008.